Duma Prepares Aerial Gravity and Magnetics Program for Namibia, Africa

Houston, Texas - June 10, 2013 - Duma Energy Corp. (OTCBB: DUMA) is pleased to announce that the tender process for its upcoming Aerial Gravity and Magnetics program over Blocks 1714A, 1715, 1814A, 1815A in the Owambo Basin of Northern Namibia has been completed by the operator Hydrocarb Energy Corporation. The entire 5.3 million acre concession, approximately the size of Massachusetts, will be covered with high resolution gravity and magnetics which will enable the company to program a regional reconnaissance 2D seismic grid to be acquired early 2014.

Duma Energy Corp. and its partner Hydrocarb Energy Corporation have already performed an extensive geologic and geochemical field survey on their concession confirming the presence of crude oil from a probable carbonate source. This was according to a study performed by Weatherford Laboratories of Houston, Texas. In addition to the upcoming Gravity and Magnetics program, the existing 2D legacy seismic data that currently exists over the concession is in the process of being reprocessed. 85% of the concession is totally unexplored since less than 15% of the concession has seismic data coverage.

Pasquale Scaturro, Hydrocarb's President stated, "We are moving forward on our Namibia exploration project and activity will accelerate as we obtain more modern data. I believe we have the opportunity to open up a new petroleum province with potential reserves in excess of the 1 billion barrels of resource estimate that has been assigned to the Oponono Prospect in Block 1815A in the southeast portion of the concession area."

The Concession is owned and operated 51% by Hydrocarb, Duma Energy (OTCQB:DUMA) with 39%, and NAMCOR with 10%.

About Hydrocarb Energy Corporation
Hydrocarb Energy Corporation is a privately held energy exploration and production company targeting major under-explored oil and gas projects in emerging, highly prospective regions of the world. With headquarters in Houston, Texas we maintain offices in Abu Dhabi, UAE and Windhoek, Namibia. For further information: www.hydrocarb.com

About Duma Energy Corp.
Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3 million-acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com.

Investor Relations
Investor Awareness, Inc.
Tony Schor, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.